Exhibit (a)(2)

     FORM OF NOTICE OF
MERGER AND DISSENTER’S RIGHTS

[•], 2014

To the Former Holders of Common Stock of Asia Green Agriculture Corporation:

     NOTICE IS HEREBY GIVEN, pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statute (the “NRS”) (the “Dissenters’ Rights Provisions”), that the short-form merger (the “Merger”) of AGF Industrial Limited, a Nevada corporation (“New AGAC”), with and into Asia Green Agriculture Corporation. (“AGAC”), became effective on [•] (the “Effective Date”). Immediately prior to the Effective Date, New AGAC owned more than 90% of the outstanding shares of common stock, par value $0.001 per share (“Shares”), of AGAC. Accordingly, under applicable Nevada law, no action was required by the stockholders of AGAC (other than New AGAC) for the Merger to become effective.

     Pursuant to the terms of the Merger, each outstanding Share, other than Shares owned by New AGAC, and other than Shares as to which dissenters’ rights are exercised (as described in the Transaction Statement on Schedule 13E-3, as amended (the “Schedule 13E-3”)) held immediately prior to the Effective Date now represents only the right to receive $0.60 per share in cash, without interest (the “Merger Price”). The Merger Price will be paid upon surrender of the certificates for each Share. As a result of the Merger, New AGAC will be merged with and into AGAC, with AGAC being the surviving entity and wholly owned by its parent company Asia Green Food Enterprise Limited, a corporation incorporated under the laws of the British Virgin Islands.

     To obtain payment for your Shares, the certificate(s) representing such Shares, together with the enclosed Letter of Transmittal, must be mailed or delivered by hand or overnight courier to the Paying Agent of the merger, Securities Transfer Corporation (the “Paying Agent”), at the address set forth in the enclosed Letter of Transmittal. Please read and follow carefully the instructions set forth in the enclosed Letter of Transmittal to obtain payment for your Shares.

     Former stockholders of AGAC who do not wish to accept the Merger Price have the right under Nevada law to seek an appraisal of the fair cash value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, in Carson City, Nevada.

     Pursuant to the Dissenters’ Rights Provisions, any former stockholder of AGAC is entitled to dissent to the Merger, and obtain payment of the fair value of the shares. In the context of the Merger, the Dissenters’ Rights Provisions provides that the former stockholders may elect to have AGAC purchase the Shares held by the former stockholders for a cash price that is equal to the “fair value” of such Shares, as determined in a judicial proceeding in accordance with the Dissenters’ Rights Provisions. The fair value of the Shares of any former stockholder means the value of such Shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion of any appreciation or depreciation would be inequitable.

     A copy of the Dissenters’ Rights Provisions is attached as Appendix A hereto. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Appendix A hereto. IF YOU FAIL TO COMPLY WITH THE PROCEDURES SPECIFIED IN THE DISSENTERS’ RIGHTS PROVISIONS IN A TIMELY MANNER, YOU MAY LOSE YOUR DISSENTERS’ RIGHTS. BECAUSE OF THE COMPLEXITY OF THOSE PROCEDURES, YOU SHOULD SEEK THE ADVICE OF COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS.

     Former stockholders who perfect their dissenters’ rights by complying with the procedures set forth in the Dissenters’ Rights Provisions will have the fair value of their Shares determined by a Nevada state district court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the Merger Price to be paid in connection with the Merger. In addition, former stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the Merger on the amount determined to be the fair value of their Shares.

     If you do NOT plan to seek an appraisal of all of your Shares, please execute (or, if you are not the record holder of such shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the Paying Agent at the address set forth in the Letter of Transmittal. You should note that surrendering to AGAC certificates for your Shares will constitute a waiver of your appraisal rights under the NRS.

     You should note that the method of delivery of the Letter of Transmittal and/or any other required documentation is at the election and risk of the former stockholder. If the decision is made to send the Letter of Transmittal by mail, it is recommended that such Letter of Transmittal be sent by registered mail, properly insured, with return receipt requested.

     This Notice of Merger and Dissenters’ Rights affords you the notice required by NRS 92A.430. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of the Dissenters’ Rights Provisions, the text of which is set forth in full in Appendix A attached to this Notice of Merger and Dissenters’ Rights. Mere failure to execute and return the enclosed stock power or lost stock affidavit along with your stock certificate(s) does NOT satisfy the requirements of the Dissenters’ Rights Provisions; rather, a separate written demand for appraisal must be properly executed and delivered to AGAC as described below.

     You have the right, on or prior to [•], 2014 (i.e., within 30 days after the date of this Notice of Merger and Dissenters’ Rights written above), to demand in writing from AGAC an appraisal of your shares of Shares. Such demand will be sufficient if it reasonably informs AGAC of the identity of the stockholder making the demand and that the stockholder intends thereby to demand an appraisal of the fair value of his or her Shares. Failure to make such a timely demand will foreclose your right to appraisal. All written demands for appraisal of Shares should be sent or delivered to AGAC at the following address: [*].

     Under NRS 92A.440(5), stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in this Notice of Merger and Dissenter’s Rights will not be entitled to demand payment or receive the fair market value for their shares of capital stock as provided under Nevada law. Instead, such stockholders will receive the same consideration as the stockholders of who do not exercise rights of a dissenting owner.

     Pursuant to NRS 92A.460, within 30 days after receipt of a demand for payment (form of which is attached hereto as Schedule A), AGAC must pay each dissenter who complied with the provisions of the Dissenters’ Rights Provisions the amount AGAC estimates to be the fair value of such shares, plus interest from the effective date of the Merger. The payment must be accompanied by the following: (a) AGAC’s balance sheet as of the end of 2013, a statement of income for 2013, a statement of changes in the stockholders’ equity for 2013; (b) A statement of AGAC’s estimate of the fair value of the shares; (c) An explanation of how interest was calculated, and (d) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under Chapter 92A of the NRS.

     Under NRS 92A.470(1), AGAC is entitled to withhold payment from a dissenter unless the dissenter was the beneficial owner before the date set forth in the dissenters’ notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed corporate action. If AGAC chooses to withhold payment, it is required, within 30 days after receiving demand for payment, to notify the dissenter: (a) of AGAC’s balance sheet as of the end of 2013, a statement of income for 2013, a statement of changes in the stockholders’ equity for 2013; (b) of AGAC’s estimate of the fair value of the shares; (c) that the dissenter may accept AGAC’s estimate of the fair value, plus interest, in full satisfaction of her demand or demand appraisal; (d) that if the dissenter wishes to accept the offer, the dissenter must notify AGAC of acceptance within 30 days after receiving of the offer; and (e) that if the dissenter does not satisfy the requirements for demanding appraisal, the dissenter shall be deemed to have accepted AGAC’s offer.

     If AGAC does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce under NRS 92A.460(1) the dissenter’s rights by commencing an action in Carson City, Nevada.

     If a dissenting stockholder disagrees with the amount of AGAC’s payment, then the dissenting stockholder may, pursuant to NRS 92A.480, within 30 days of such payment, (i) notify AGAC in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by AGAC, or (ii) reject the offer by AGAC if the dissenting stockholder believes that the amount offered by AGAC is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and AGAC accepts the offer to purchase the Shares at the offer price, then such dissenting stockholder will be sent a check for the full purchase price of the Shares within 30 days of acceptance.

     If a demand for payment remains unsettled, AGAC must commence a proceeding in the Carson City, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by AGAC. If a proceeding is commenced to determine the fair value of the Shares, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against AGAC, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against AGAC if the court finds that (i) AGAC did not comply with the Dissenters’ Rights Provisions or (ii) against either AGAC or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenters’ Rights Provisions.

     If AGAC fails to commence such a proceeding, it would be required by NRS 92A.490(1) to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by AGAC; or the fair value, plus accrued interest, of his after-acquired shares for which AGAC elected to withhold payment pursuant to Section 92.470 of the NRS.

     Under Section 92A.490(4) of the NRS, the district court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to such order. In any such court proceeding, the dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     Under Section 92A.500 of the NRS, the district court will assess the costs of the proceedings against AGAC, unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against AGAC or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

     A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such Shares.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds Shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the Shares held for all or less than all of the beneficial owners of those Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

     Under NRS 92A.380(2), a stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the Merger unless it is unlawful or fraudulent with respect to the stockholder or AGAC. The board of directors of AGAC was not required under NRS 78.138(5) to consider the proposed effect of the Merger upon any particular group having an interest in the corporation as a dominant factor, such as the unaffiliated stockholders, and the board of directors of AGAC did not appoint an independent committee to consider the proposed effect of the Merger on the stockholders of AGAC other than New AGAC.

     The foregoing summary of the rights of dissenting stockholders under the Dissenters’ Rights Provisions does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights of appraisal rights available under NRS. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of NRS, and the foregoing summary is qualified in its entirety by reference to Appendix A hereto. You should carefully read Chapter 92A (Sections 300 through 500 inclusive) of the NRS, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Chapter 92A (Sections 300 through 500 inclusive) of the NRS will result in a loss of appraisal rights. YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE DISSENTERS’ RIGHTS AVAILABLE TO YOU, AND THE PROCESS TO PERFECT YOUR DISSENTERS’ RIGHTS UNDER CHAPTER 92A (SECTIONS 300 THROUGH 500 INCLUSIVE) OF THE NRS.

Additional Information

In connection with the merger, New AGAC and certain affiliates of AGAC filed with the U.S. Securities and Exchange Commission (the “SEC”) a Schedule 13E-3, which was mailed to the stockholders of AGAC along with this Notice of Merger and Dissenter’s Rights on or about [•], 2014.

In making your decision as to the exercise of dissenter’s rights, you are urged to review the Schedule 13E-3 and all related materials. A copy of the Schedule 13E-3 is enclosed herewith. In addition, copies of the Schedule 13E-3, including all amendments and supplements thereto, can be obtained at AGAC’s expense from AGAC if you are a bank or a broker. Finally, the Schedule 13E-3 is also available free of charge on the SEC’s website at http://www.sec.gov.

AGAC in the past has been subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed and furnished periodic and current reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such periodic and current reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference room. AGAC’ filings with the SEC are also available to the public from commercial document-retrieval services and on the website maintained by the SEC at http://www.sec.gov.

Very Truly Yours,
Asia Green Agriculture Corporation

SCHEDULE A
DEMAND FOR PAYMENT BY A DISSENTING STOCKHOLDER

     The undersigned is the owner of the following number of shares of capital stock of Asian Green Agriculture Corporation and hereby demands payment for the same:

     Common Stock:

The undersigned represents and warrants that the foregoing shares are all of the shares of capital stock of Asia Green Agriculture Corporation beneficially owned by the undersigned, except that if the undersigned is a nominee holder this Form for Demanding Payment by a Dissenting Stockholder is accompanied by a certification by each beneficial stockholder that both the beneficial owner and the record holders of all shares of common stock owned beneficially by the beneficial owner have asserted, or will timely assert, dissenter’s rights as to all the shares beneficially owned by the beneficial owner.

By initialing in the box to the right of this statement, the undersigned, or the person on whose behalf the undersigned is asserting dissenters’ rights, hereby certifies that the undersigned acquired ownership of the foregoing shares before [*], 2014, the date of the first announcement of the terms of the proposed action to the public through the filing of the initial Schedule 13E-3 with the SEC (Any failure to so initial will be interpreted as a failure to provide this certification).

     Dissenters’ rights payments with respect to the shares identified above should be sent to the following address:

Signature:

Name of Record Holder:

Name of Beneficial Holder:

Date:

NOTE: THIS DEMAND MUST BE RECEIVED BY AT, ON OR BEFORE [DATE], 2014. FAILURE TO DELIVER THE DEMAND BY THE DATE INDICATED WILL WAIVE ALL RIGHTS THAT THE STOCKHOLDER HAS TO DISSENT. THIS DEMAND MUST BE ACCOMPANIED BY THE CERTIFICATES WITH RESPECT TO WHICH DISSENT AND PAYMENT DEMAND IS BEING MADE.

APPENDIX A

Dissenter’s Rights Provisions

Please see Exhibit (f) to the Schedule 13E-3.